Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of DiaMedica Therapeutics Inc. of our report dated March 14, 2022, relating to the consolidated financial statements, appearing in the annual report on Form 10-K for the years ended December 31, 2021 and 2020.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

August 11, 2022